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                                                                    Exhibit 21.1

                  Subsidiaries of Triton PCS Holdings, Inc.


Triton PCS, Inc.
Triton PCS Holdings Company L.L.C.
Triton PCS Investment Company L.L.C.
Triton Management Company, Inc.
Triton PCS Property Company L.L.C.
Triton PCS Equipment Company L.L.C.
Triton PCS Operating Company L.L.C.
Triton PCS License Company L.L.C.